AMERICAN STRATEGIC INVESTMENT CO.
INSIDER TRADING POLICY
Approved and Adopted on March 14, 2025
PURPOSE
This Insider Trading Policy describes the standards of American Strategic Investment Co. and its subsidiaries (together, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of material nonpublic information (discussed below). The matters set forth in this Policy are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading.
As discussed in further detail below, failure to observe this Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of employment or service relationship with the Company.
PERSONS SUBJECT TO THE POLICY
This Policy applies to (i) all directors, officers and employees of the Company, (ii) any employees of the Company’s advisor, New York City Advisors, LLC (the “Advisor”) and its affiliates that provide services to, or are involved in the business and affairs of, the Company, or otherwise have access to material nonpublic information relating to the Company, (iii) any other person who has access to non-public information regarding the Company and is subject to the Company’s or the Advisor’s supervision and control, as determined by the Company, which may include consultants, advisors and temporary employees and (iv) each of the foregoing’s respective family members, other members of their respective households and entities controlled by any person covered by this Policy. For purposes of this Policy “family members” include a person’s spouse, significant other, child, parent or other family member, in each case, living in the same household, and any immediate family members and family members who do not share the same household but whose transactions in the Company Securities (as defined below) are directed by you or are subject to your influence or control. The Company may also determine, from time to time, that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy continues to apply following the termination of any such individual’s service to or employment with the Company until any material nonpublic information possessed by such individual has become public or is no longer material.
TRANSACTIONS SUBJECT TO THE POLICY
As described below, this Policy applies to all trading or other transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including common stock, options and any other securities that the Company may issue, such as partnership units, preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any Company Securities, whether or not issued by the Company.
GENERAL PRINCIPLE
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company Securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic” (as defined under Part I, Section 2 below). The prohibitions would apply to any director, officer or employee who buys or sells Company Securities on the basis of material nonpublic information that he or she obtained about the Company, its tenants, vendors or other companies with which the Company has contractual relationships or may be negotiating transactions.
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In all cases, responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
PART I
1. No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a) No person covered by this Policy who knows of any material nonpublic information about the Company may:
•purchase or sell, or offer to purchase or sell, any Company Security, while in possession of material nonpublic information about the Company;
•communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization;
•purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. It is also prohibited to communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization; or
•assist anyone engaged in the above activities.
(b) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic, unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
(c) All persons covered by this Policy must “pre-clear” all trading in of the Company Securities in accordance with the procedures set forth in Part II, Section 3 below.
2. Definitions
(a) “Material”. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information, whether positive or negative, is generally regarded as “material” if its public dissemination is likely to affect the market price of securities, or it is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
(i)significant changes in the Company’s prospects or the prospects of its tenant(s);
(ii)significant write-downs in assets or increases in reserves;
(iii)developments regarding significant litigation or government agency investigations;
(iv)liquidity problems;
(v)changes in earnings estimates or unusual gains or losses in major operations;
(vi)major changes in the Company’s management or the board of directors;
(vii)changes in dividends;
(viii)extraordinary borrowings;
(ix)major changes in accounting methods or policies;
(x)award or loss of a significant contract;
(xi)cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)changes in debt ratings;
(xiii)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv)offerings of Company Securities.
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Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or entry into a new contract, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either (a) consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or (b) assume that the information is material.
(b) “Nonpublic”. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally (such as newswire services, widely-available television programs, newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission), and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the open of market on the first (1st) trading day after the information was publicly disclosed before you can treat the information as public.
Nonpublic information may include:
(i)information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally until the open of market on the first (1st) trading day after the announcement).
As with questions of materiality, if you are not sure whether information is considered public, you should either (a) consult with the Compliance Officer or (b) assume that the information is nonpublic and treat it as confidential.
(c) “Compliance Officer”. The Company has appointed the Advisor’s General Counsel as the Compliance Officer for this Policy. Another employee designated by the Compliance Officer may also carry out the duties of the Compliance Officer. The duties of the Compliance Officer include, but are not limited to, the following:
(i)assisting with implementation and enforcement of this Policy;
(ii)circulating this Policy to all persons subject to this Policy and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)pre-clearing all trading in Company Securities in accordance with the procedures set forth in Part II, Section 3 below;
(iv)providing approval or waiver, as applicable, of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and
(v)providing a reporting system with an effective whistleblower protection mechanism.
3. Exceptions
The trading restrictions and pre-clearance procedures of this Policy do not apply to the following:
(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan, if applicable. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
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(b) Options. Exercising stock options granted under the Company’s equity incentive plan for cash. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
(c) Employee Stock Purchase Plan. Purchases of Company Securities in the Company’s employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
(d) Restricted Stock or Partnership Units. Vesting of restricted stock or partnership units, or the exercise of a tax withholding right pursuant to which you elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or partnership units. The Policy does apply, however, to any market sale of restricted stock (including those received upon conversion or redemption of any partnership units) or partnership units.
(e) Approved 10b5-1 Plan. Transactions effected pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which must be pre-approved by the Compliance Officer and comply with the requirements set forth in Appendix A hereto (such a compliant trading plan, an “Approved 10b5-1 Plan”).
4. Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b) Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.
5. How Do You Report a Violation of this Insider Trading Policy?
If a person subject to this Policy violates this Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer, employee or designated consultant or contractor of the Company, such person must report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, or if you have reported such conduct to the Compliance Officer and you do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Chief Executive Officer.
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6. Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.
PART II
1. Blackout Periods
All persons covered by this Policy are prohibited from trading in the Company Securities during blackout periods as defined below.
(a) Quarterly Blackout Periods. Trading in the Company Securities is prohibited during the period (i) beginning at the close of the market on the fifteenth calendar day of the month following each fiscal quarter (as may be amended from time to time by the Compliance Officer) and (ii) ending at the open of the market on the first (1st) trading day following the date the Company’s financial results are publicly disclosed on a Form 10-Q or Form 10-K filed with the SEC. During these periods, persons covered by this Policy are presumed to possess material nonpublic information about the Company’s financial results.
(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or entry into new material agreements contracts) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which persons covered by this Policy are prohibited from trading in the Company Securities. If the Company imposes a special blackout period, it will notify persons covered by this Policy.
2. Trading Window
All persons covered by this Policy are permitted to trade in the Company Securities when no blackout period is in effect. Generally, this means that they can trade during the period beginning at the open of the market on the first (1st) trading day following the date the Company’s financial results are publicly disclosed on a Form 10-Q or Form 10-K filed with the SEC and ending immediately prior to the close of the market on the date that is two calendar weeks before the end of each fiscal quarter. However, even during this trading window, any person who is in possession of any material nonpublic information should not trade in the Company Securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
3. Pre-clearance of Securities Transactions
(a) Because persons covered by this Policy are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company Securities. The person requesting pre-clearance must certify to the Compliance Officer in writing prior to the proposed trade(s) that such person is not in possession of material, nonpublic information concerning the Company.
(b) Subject to the exemption in subsection (d) below, no person covered by this Policy may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, charitable contribution, pledge or loan of) any Company Security at any time without first obtaining prior approval from the Compliance Officer.
(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the requesting party from, the consequences of prohibited insider trading. Requesting parties shall provide to the Compliance Officer any
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documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the seller should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.
4. Post-Trade Reporting. Any transactions in the Company Securities by a person subject to this Policy (including transactions effected pursuant to an Approved 10b5-1 Plan) must be reported to the Compliance Officer on the same day in which such a transaction occurs. Compliance by directors and executive officers who are subject to Section 16 of the Exchange Act (“Section 16”) is imperative given the requirement of thereunder that these persons generally must report changes in ownership of Company Securities within two (2) business days, including as a result of “excepted” transactions described above and bona-fide gifts. The calculation of “beneficial ownership” for the purposes of Section 16 and the determination of who is required to file reports pursuant to Section 16, which transactions are reportable events, the timing and nature of the disclosures required, and the manner in which each transaction is reported are highly complex matters. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
Each post-trade report an insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected and whether the transaction reportable thereunder was intended to satisfy the affirmative defense conditions under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”). This reporting requirement may be satisfied by sending (or having such insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.
5. Prohibited Transactions
(a) Directors and executive officers of the Company are prohibited from trading in the Company Securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b) All persons covered by this Policy are prohibited from engaging in the following transactions in the Company Securities:
(i) Short-term trading. Sell any Company Securities of the same class for at least six months after the purchase;
(ii) Short sales. Sell any Company Securities short;
(iii) Options trading. Buy or sell puts or calls or other derivative securities on any Company Securities;
(iv) Hedging. Enter into hedging or monetization transactions or similar arrangements with respect to any Company Securities; and
(v) Standing and Limit Orders. Place standing or limit orders on Company Securities.

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5. Acknowledgment and Certification
All persons covered by this Policy are required to sign the acknowledgment and certification below.
ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.
__________________________________
(Signature)
__________________________________
(Please print name)

Date: _____________________________

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Appendix A
Rule 10b5-1 Plan Parameters
Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A person subject to this Policy can rely on this defense and trade in the Company Securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan (as described in more detail below, a “Rule 10b5-1 Plan”) with another person instructing that other person to purchase or sell1 Company Securities for the insider’s account, provided that the Rule 10b5-1 Plan was entered into (i) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (ii) at a time when a person is not in possession of material nonpublic information about the Company or the securities subject to such plan.

A Rule 10b5-1 Plan is a binding, written contract, instruction or plan between the insider and his/her broker that: (i) specifies the price, amount, and date of trades to be executed for the insider’s account in the future; or (ii) provides a written formula or algorithm, or computer program, that the insider’s broker will follow to determine the amount, price and timing of the Company Securities to be purchased or sold; or (iii) did not permit the insider to exercise any subsequent influence over how, when, or whether the purchases or sales are made, provided that any person who does exercise such influence must not be in possession of material nonpublic information.

Any Rule 10b5-1 Plan must be entered into (i) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (ii) at a time when a person is not in possession of material nonpublic information about the Company or the securities subject to such plan. With respect to any person subject to Section 16 under the Exchange Act (“Section 16 Persons”), the Rule 10b5-1 Plan must also include a representation by such officer or director certifying to such conditions in the preceding sentence. In addition to the condition that a Rule 10b5-1 Plan be entered into in good faith, Rule 10b5-1 requires the applicable person continue to act in good faith with respect to the Rule 10b5-1 Plan during its duration. A Rule 10b5-1 Plan also must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Entering into or altering a corresponding or hedging transaction or position with respect to the securities under a Rule 10b5-1 Plan is likewise prohibited.

As noted above, insiders have an affirmative defense against any claim by the Securities and Exchange Commission for insider trading if the trade was made under a Rule 10b5-1 Plan that was entered into when the insider was not aware of material nonpublic information. The rules regarding Rule 10b5-1 Plans are complex and insiders must fully comply with them. An insider should consult with his/her legal advisor before proceeding.

Pre-Clearance of New Rule 10b5-1 Plans. To comply with this Policy, any Rule 10b5-1 Plan must be pre-approved by the Compliance Officer, be documented in writing and be established during a trading window. The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve an insider’s Rule 10b5-1 Plan, such insider must adhere to pre-clearance procedures and trading windows set forth in this Policy until such time as a Rule 10b5-1 Plan is approved.

Transactions effected pursuant to an Approved 10b5-1 Plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
1 The SEC’s position is that (i) any bona fide gifts of the Company’s securities are also eligible for protection under Rule 10b5-1 and (ii) certain bona fide gifts of such securities may cause the donor to be subject to Rule 10b-5 liability if such donor was aware of material nonpublic information about the security or the Company and knew (or was reckless in not knowing) that the donee would sell prior to disclosure of such material nonpublic information.
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Modification or Termination of Rule 10b5-1 Plans. Any deviation from, or alteration to, the specifications of an Approved 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale), or termination of an Approved 10b5-1 Plan, must be reported immediately to the Compliance Officer.

To comply with this Policy, any modification or termination of an insider’s prior Approved 10b5-1 Plan requires pre-approval by the Compliance Officer, must occur during a trading window and while such insider is not aware of material, nonpublic information. Any such modification must also comply with the other requirements of the rules regarding Rule 10b5-1 Plans, including, if applicable, a new cooling off period described below.

An insider should understand that frequent modifications or terminations of a Rule 10b5-1 Plan, even if the applicable cooling-off periods are observed, may call into question the conditions that such insider entered into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Frequent modifications or terminations therefore may jeopardize the availability of the Rule 10b5-1 affirmative defense against insider trading allegations.

Cooling-off Periods for Trades under Rule 10b5-1 Plans. No trades may occur under a Rule 10b5-1 Plan until the expiration of the applicable cooling-off period described below. The applicable cooling-off period varies based on the status of the person.

•Section 16 Persons: the cooling-off period ends on the later of (x) ninety (90) days after adoption of the Rule 10b5-1 Plan; or (y) two (2) business days following disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted or modified, but in no event later than one hundred twenty (120) days after adoption of the plan.
•All persons other than Section 16 Persons: the cooling-off period ends thirty (30) days after adoption of the Rule 10b5-1 Plan.
A new cooling-off period is required following the entry into a new Rule 10b5-1 Plan and any of the following modifications to an existing Rule 10b5-1 Plan will be considered termination of such existing plan and the entry into a new Rule 10b5-1 Plan, necessitating a new cooling off period: any modification or change to the amount, price, or timing of the purchase or sale of the securities (which includes a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a Rule 10b5-1 Plan as well as any modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5–1 Plan, that changes the price or date on which purchases or sales are to be executed.

Prohibition on Multiple Outstanding Rule 10b5-1 Plans. A person entering into a Rule 10b5-1 Plan must have no outstanding Rule 10b5-1 Plans for purchases or sales of Company Securities on the open market (and shall not subsequently enter into any additional such plan), subject to the following exceptions:

•Series of contracts treated as a single plan: A series of separate contracts with different broker-dealers or other agents acting on behalf of such person to execute trades thereunder may be treated as a single plan so long as the contracts when taken together meet the conditions under Rule 10b5-1; provided that any modification of any individual contract in such a series will be treated as a modification of each other contract in that series and a modification of the Rule 10b5-1 Plan, which modification may be considered a termination of the existing Rule 10b5-1 Plan, necessitating a new cooling off period as described above, provided that, the substitution of a broker-dealer or other agent acting on behalf of such person for another broker dealer that is executing trades under such a Rule 10b5-1 Plan shall not be considered a modification as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of the Company’s securities to be purchased or sold, dates of the purchases or sales to be executed, and amounts of securities to be purchased or sold.
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•Overlapping plans: There may be multiple concurrent Rule 10b5-1 Plans if trading under such plans does not overlap such that trading under a later commencing plan may not be authorized until all trades under the earlier commencing Rule 10b5-1 Plan are completed or expired without execution, provided that, the trades under the later commencing plan must comply with the applicable cooling-off period described above, treating the termination date of the earlier-commencing plan as the date of adoption of the later-commencing plan from which the cooling-off period commences. Any trades under a later-commencing plan that occur during the applicable cooling-off period negate the ability of such later-commencing plan to rely on the Rule 10b5-1 affirmative defense.
•“Sell-to-cover” tax withholding plans: A separate contract, instruction or plan for purposes of “sell-to-cover” transactions will not be considered an outstanding Rule 10b5-1 Plan if such separate contract, instruction or plan authorizes such person’s broker or other agent to sell only such of the Company’s securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards (e.g. restricted stock units) and such person does not otherwise exercise control over the timing of such sales. The foregoing “sell-to-cover” transaction exemption does not apply to sales incident to the exercise of option awards. A subject person may, however, enter into a valid Rule 10b5-1 Plan that provides instructions for, in addition to other trades, sell-to-cover transactions to satisfy tax withholding obligations arising from the exercise of option awards.2
“Single Trade” Rule 10b5-1 Plans. A Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of the Company’s securities subject to that plan as a single transaction cannot be entered into if the applicable person adopted a contract, instruction or plan similarly designed to effect an open market purchase or sale in a single transaction in the prior 12 month period and such contract, instruction or plan would otherwise qualify for the affirmative defense under Rule 10b5-1. The prohibition on more than one “single trade” Rule 10b5-1 Plan within a 12 month period does not prohibit sell-to-cover transactions described in the immediately preceding bullet.

Disclosure of Rule 10b5-1 Plans. The Company will disclose certain information regarding Rule 10b5-1 Plans and any “non-Rule 10b5–1 trading arrangement” (as defined in Item 408 of Regulation S-K3) entered into, terminated or modified by Section 16 Persons in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K during the fiscal quarter covered by the applicable report, such as the date of the plan or arrangement’s adoption, the duration of such plan or arrangement and the number of the Company’s securities to be purchased or sold under such plan or arrangement, provided that, no disclosure shall be made with respect to pricing terms of such plan or arrangement. Section 16 Persons, by acknowledging their understanding of, and intent to comply with, this Policy, agree to cooperate with the Company to provide any necessary information related to such disclosure.

If you are a Section 16 Person, a Rule 10b5-1 Plan’s compliance with Section 16 of the Exchange Act requires special care because Section 16 Persons may not even be aware that a reportable transaction under a Rule 10b5-1 Plan has taken place and may not be able to comply with the requirement to report on Form 4 purchases or sales of the Company’s securities within two business days after the execution of the applicable transaction. Forms 4 and 5 include a mandatory checkbox indicating whether the transaction reportable thereunder was intended to satisfy the affirmative defense conditions under a Rule 10b5-1 Plan. Therefore, for Section 16 Persons, a transaction executed
2 As long as a Rule 10b5-1 Plan satisfies the Rule 10b5-1’s conditions, a plan may provide for both sell-to-cover transactions and other planned trades.
3 Item 408(c) of Regulation S-K defines “non-Rule 10b5–1 trading arrangement” as an arrangement where: (1) the covered person asserts that at a time when they were not aware of material nonpublic information about the security or the issuer of the security they had adopted a written arrangement for trading the securities; and (2) the trading arrangement: (i) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;(ii) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (iii) did not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so.
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according to a Rule 10b5-1 Plan is not permitted unless the Rule 10b5-1 Plan requires that your broker notify the Company before the close of business on the day of the execution of the transaction.
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